Exhibit 10.2
                                                                    ------------


                       SOUTHERN CALIFORNIA EDISON COMPANY
                            REFORMED STANDARD OFFER 1
                        AS-AVAILABLE CAPACITY AND ENERGY
                            POWER PURCHASE AGREEMENT

                                     BETWEEN


                       SOUTHERN CALIFORNIA EDISON COMPANY


                                       AND


                           PAMC MANAGEMENT CORPORATION


                                  QFID NO. 6308


                       Pursuant To Decision No. 04-01-050


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                                TABLE OF CONTENTS
                                -----------------

Section  Title                                                              Page
-------  -----                                                              ----

         The Parties...........................................................1
         Recitals..............................................................1
 1       Project Summary.......................................................2
 2       Definitions...........................................................6
 3       Termination of Original Contract, Effective
         Date and Termination of Agreement.....................................9
 4       Project Fee...........................................................9
 5       Project Development Milestones........................................9
 6       Generating Facility..................................................11
 7       Operating Options....................................................14
 8       Interconnection Facilities...........................................15
 9       Review and Disclaimer................................................16
 10      Real Property Rights.................................................16
 11      Metering.............................................................17
 12      Qualifying Facility Status and Permits...............................19
 13      Energy Purchase......................................................19
 14      Capacity Purchase....................................................20
 15      Curtailment..........................................................20
 16      Interruption of Deliveries...........................................22
 17      Payment and Billing..................................................22
 18      Indemnity and Liability..............................................23
 19      Insurance............................................................24
 20      Force Majeure........................................................25
 21      Review of Records and Data...........................................26
 22      Assignment...........................................................26
 23      Abandonment..........................................................26
 24      Non-Dedication.......................................................27
 25      Non-Waiver...........................................................27
 26      Section Headings.....................................................27
 27      Governing Law........................................................27
 28      Amendment, Modification or Waiver....................................27
 29      Several Obligations..................................................27
 30      Signatures...........................................................28

         Appendix A:     Time of Delivery Periods
         Appendix B:     Southern California Edison Company's Tariff Rule No. 21
         Appendix C:     Interconnection Facilities Agreement
         Appendix D:     Metrological Tower Side Letter

                       Southern California Edison Company
                          Reformed Standard Offer No. 1
            As-Available Energy and Capacity Power Purchase Agreement


                                     PARTIES


PAMC Management Corporation, a Colorado corporation, who is acting on its own behalf and on behalf of all other owners of the Generating Facility and seller(s) of electrical power generated by the Generating Facility, (collectively, referred to as "Seller"), and Southern California Edison Company ("Edison" or "SCE"), a California corporation, referred to collectively as "Parties" and individually as "Party", agree as follows:


                                    RECITALS

This Agreement is made with reference to the following facts, among others:

A.   Edison is a California investor-owned public utility corporation ("IOU").

B. Seller operates an electric power generation facility near Palm Springs, California, which Seller represents and warrants, is a qualifying facility ("QF") under applicable regulations of the Federal Energy Regulatory Commission.

C. On April 12, 1982, Edison and Mesa Wind Developers, as successor-in-interest to Pan Aero Corporation ("Mesa Wind") entered into an agreement entitled "Wind Park Power Purchase and Sales Agreement." The Wind Park Power Purchase and Sales Agreement, as amended, is referred to herein as the "Original Contract." The Original Contract is subject to termination by any Party on five years written notice which shall not be given prior to the expiration of fifteen (15) years from the Firm Operation of all generating units. Such notice of termination was given by SCE to Seller on June 23, 2000. On June 22, 2005, the Original Contract was assigned to PAMC Management Corporation ("PAMC") pursuant to an Assignment of Power Contract, dated as of June 22, 2005, between PAMC and Mesa Wind. Edison consented to such assignment pursuant to that certain Consent Agreement, dated as of June 22, 2005 between Edison and Mesa Wind.

D. On August 22, 2002, the CPUC issued Decision ("D.") No. 02-08-071, in which it ordered Edison and other IOUs to make SO1 power purchase agreements available to certain QFs that meet the requirements of that decision.

E. On or about December 22, 2003, the CPUC issued Decision 03-12-062 (the "Short Term 2004 Procurement Decision"), in which it ordered that "QFs in operation and under contract to provide power to an investor-owned utility at any point between January 1, 1998 and December 18, 2003, whose contracts are set to expire before January 1, 2005, shall be afforded interim treatment, consistent with that provided in D.02-08-071." Short Term 2004 Procurement Decision, Ordering Paragraph 14, mimeo at 88.

F. On or about January 26, 2004, the CPUC issued Decision 04-01-050 (the "Long Term 2004 Procurement Decision"), in which it ordered that "[f]or Qualifying Facilities (QF)s with existing contracts expiring before December 31, 2005, the utilities shall offer five-year Standard Offer 1
     (SO1) contracts at short-run avoided cost ("SRAC") prices." Long Term 2004 Procurement Decision, Ordering Paragraph 4, mimeo at 200.

G. For the reasons set forth in Edison's comments, reply comments and applications for rehearing filed at the CPUC in Rulemaking 01-10-024 concerning the Short Term 2004 Procurement Decision and the Long Term 2004 Procurement Decision (collectively, the "2004 Procurement Decisions"), Edison contends that the 2004 Procurement Decisions are unlawful insofar as they require Edison to enter into this Agreement at a price exceeding that permitted under applicable state and federal law. Edison has applied for rehearing of the 2004 Procurement Decisions, which application was denied by the CPUC. Edison has filed a petition for a writ of review before the Court of Appeal, Second Appellate District, in connection with the 2004 Procurement Decisions. Edison reserves all rights and defenses with respect this Agreement and the 2004 Procurement Decisions. Seller disputes that pricing under this Agreement is unlawful and reserves its rights and defenses with respect to this Agreement, including its right to oppose Edison's petition for a writ of review or further review of the 2004 Procurement Decisions.

H. In addition, the Long Term 2004 Procurement Decision requires that SO1 contracts to be entered into thereunder include the provision that the pricing terms may change if the CPUC subsequently modifies its policy on QF pricing methodology. Long Term 2004 Procurement Decision, Ordering Paragraph 4, mimeo at 194.

I. Uniform Standard Offer No. 1 ("USO1") as it existed on February 24, 1989, does not in all respects conform to the requirements of D.02-08-071 or changes of circumstances that have occurred since the adoption of USO1, and therefore this Reformed Standard Offer No. 1 ("RSO1") was developed by adding to, removing or modifying portions of USO1 to conform with D.02-08-071 and changed circumstances.

J. To effectuate the foregoing decisions, and subject to their respective positions as set forth above, the Parties desire to enter into this Agreement.


                                    AGREEMENT
                                    ---------

1.   PROJECT SUMMARY

     1.1  Seller's Generating Facility:

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          (a)  QFID Number: 6308

          (b)  Nameplate Rating: 30 MW. (Net of Station Use)

               The Nameplate Rating may not exceed the nameplate rating agreed to between Edison and Seller in the Original Contract referenced in Section 1.1(e) below. Seller may not increase the Nameplate Rating after Initial Operation.

          (c)  Location: Riverside County, California
               Alta Mesa: ~68 acres in Section 4, T.3S, R.3E., SBBM
               North Whitewater: ~409 acres in Sections 27, 33, and 34, T.2S., R.3E., SBBM

          (d)  Type: (Check One)

               -----    Cogeneration facility.
                        Natural Gas (primary energy source).

                 X      Small power production facility.
               -----
                        (primary energy source).

          (e) Seller represents and warrants that it was in operation and under contract to sell power to an IOU at some point in time between January 1, 1998 and December 18, 2003, and that its contract to provide such power expired or terminated, or will expire or is set to terminate, before December 31, 2005. Edison may, at its sole discretion, terminate this Agreement by written notice effective immediately, in the event it learns of a breach of Seller's representation and warranty in this Section 1.1(e).

               Enter name of contracting IOU: SCE

               Enter date of Original Contract expiration: The Parties agree that the Original Contract shall be deemed terminated as of 12:01 a.m. on the Effective Date.

     1.2  Expected annual energy deliveries: 71,000,000 kWh.
                                             ----------

     1.3  [This section intentionally left blank].

     1.4  [This section intentionally left blank].

     1.5  Project Development Material Milestones:

          (a)  [This section intentionally left blank].

          (b)  [This section intentionally left blank].

          (c)  [This section intentionally left blank].

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     1.6. Operating Options pursuant to Section 7: (Check One)

            X      Operating Option I (Buy/Sell):  Entire Generating
          -----
                   Facility output less Station output less Station Use sold to Edison.

          ----- Operating Option II (Surplus Sale): The Generating Facility output, less Station Use and any other use by Seller, sold to Edison. Capacity allocated to other use by Seller: ________ kW.

     1.7  Metering Location:  (Check one)

          Seller selects metering location pursuant to Section 11 as follows:

            X      High-voltage side of the Interconnection Facilities
          -----
                   transformer.

          ----- Low-voltage side of the Interconnection Facilities transformer, with the transformer loss compensation factor determined in accordance with Section 11.2.

     1.8  Notices:

          Any written notice, demand, or request required or authorized in connection with this Agreement shall be deemed properly given if delivered in person or sent by first class mail, postage prepaid, to the person specified below:

          Edison:  Southern California Edison Company
                   Attention:  Director, QF Resources Business Unit
                   P.O. Box 800
                   Rosemead, CA 91770
                   Telephone:  626-302-1212
                   Facsimile:  626-302-1103

          Seller:  PAMC Management Corporation

                   Attention:  Robert Keeley

                   12630 Milan Road

                   Colorado Springs, CO 80908

                   Attention:  President

                   Telephone:  719-942-3194

                   Facsimile:  719-262-3494

          Seller's notices to Edison pursuant to this Section 1.8 shall refer to the QFID number set forth in Section 1.1(a). The designated addresses for giving notice under this Agreement may be changed at any time upon notice by the Party's authorized representative to the notice address in effect at the time of the notice address change.

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     1.9  Location of (Edison) Designated Switching Center:

                       Devers Switching Center
          ---------------------------------------------------

     1.10 Seller's arrangement includes Host(s):  (Check one)

               yes
                     -----

               no      X
                     -----

           If yes, the following sections shall apply:

           (a)  Host(s):     _____________________________
                             _____________________________
                             _____________________________

           (b) Seller has made arrangements with Host(s) to: (Check one or both)

                a.   ___ Deliver all or a portion of the ectrical output of the
                         Generating Facility to Host(s).

                b.   ___ Deliver useful thermal output from the Generating
                         Facility to Host(s).

           (c) Seller shall, within ten (10) days of the Effective Date, provide Edison with the name(s) and address(es) of representative(s) of the Host(s) who is (are) authorized to act on behalf of the Host(s) in matters related to the arrangement identified in this Section 1.10. Seller shall notify Edison of any change(s) of authorized representative(s) within ten (10) days of being notified of such change.

           (d) Any references to Host(s) contained in this Agreement are not intended and shall not be construed to create any third party rights or remedies.

     1.11  Location of Edison Customer Service District Office:

                   Palm Springs District Office
           ----------------------------------------

     1.12  The Point of Delivery is as follows:

                    Existing 115 kV metering point at PanAero Substation
           --------------------------------------------------------------------

2.   DEFINITIONS

     When italicized, whether in the singular or in the plural, the following terms shall have the following meanings:

     2.1 Agreement: This document and any written amendments which may be agreed upon by the Parties from time-to-time.

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     2.2   As-Available Capacity:  The capacity delivered to Edison from the
           Generating Facility that Edison is contractually obligated to purchase at its published As-Available Capacity price as approved by the CPUC.

     2.3   CPUC:  The Public Utilities Commission of the State of California.


     2.4 Designated Switching Center: The Edison facility which is described in Section 1.9.

     2.5 Tariff Rule 21: The tariff setting forth Edison's interconnection standards for cogenerators and small power producers interconnected with the Edison system, as such tariff may be modified by the CPUC from time-to-time. A copy of the current version of such tariff is attached hereto as Appendix B and incorporated herein by reference.

     2.6 Emergency: An actual or imminent condition or situation which, in Edison's sole opinion, jeopardizes Edison Electric System Integrity or the integrity of other systems to which Edison is connected; or any condition so-defined and declared by the ISO.

     2.7 Force Majeure: Any occurrence, other than Forced Outages, beyond the reasonable control of and without the fault or negligence of the Party claiming Force Majeure which causes the Party to be unable to perform its obligations, which by exercise of due foresight such Party could not reasonably have been expected to avoid and which the Party is unable to overcome by the exercise of due diligence. Such an occurrence may include, but is not limited to, acts of God, labor disputes, sudden actions of the elements, actions or inactions by federal, state, and municipal agencies, and actions or inactions of legislative, judicial, or regulatory agencies.

     2.8 Forced Outage: Any outage of the Generating Facility or Seller's Interconnection Facilities resulting from a design defect, inadequate construction, operator error, interruption in fuel supply unless excused as a Force Majeure, or a breakdown of the mechanical or electrical equipment that fully or partially curtails the electrical output of the Generating Facility.

     2.9 Generating Facility: All of Seller's generating units, together with all protective and other associated equipment and improvements owned, maintained, and operated by Seller, which are necessary to produce electrical power, excluding associated land, land rights, and interests in land.

     2.10 Host(s): The entity or entities identified in Section 1.10 which will accept: (a) useful thermal output of the cogenerator; (b) all or a portion of the electric output of the Generating Facility; or (c) both.

     2.11 Initial Operation: The day that the Generating Facility delivers electric power to the Point of Delivery under this Agreement.

     2.12 Interconnection Facilities: All means required, and apparatus installed, to interconnect and deliver power from the Generating Facility to the Point of Delivery by means of either the Edison system or the ISO Grid, including, but not limited to, connection, transformation, switching, metering, communications, control, and safety equipment, such as equipment required to protect (a) the Edison system (or other systems to which Edison is directly or indirectly connected, including the ISO Grid) and its customers from faults occurring at the Generating Facility, and (b) the Generating Facility from faults occurring on the Edison system or on the systems of others to which the Edison system is directly or indirectly connected. Interconnection Facilities also include any necessary additions and reinforcements by Edison to the Edison system required as a result of the interconnection of the Generating Facility to the Edison system, the ISO Grid system, or systems to which the Edison system is connected.

     2.13 Interconnection Facilities Agreement: The Interconnection Facilities Agreement, dated as of the date herein, between Seller and Edison, attached hereto as Appendix C.

     2.14 Nameplate Rating: The gross generating capacity of the Generating Facility less Station Use. For purposes of this Agreement, Nameplate Rating is that rating specified in Section 1.1(b) of this Agreement.

     2.15 Edison Electric System Integrity: The state of operation of Edison's electric system in a manner which is deemed to minimize the risk of injury to persons and/or property and enables Edison to provide adequate and reliable electric service to its customers.

     2.16 Point of Delivery: That certain location on Edison's system or on the ISO Grid within Edison's geographic service territory, which is set forth in Section 1.12, at which title to electricity delivered by Seller from the Generating Facility will transfer from Seller to Edison.

     2.17  [This section is intentionally left blank].

     2.18 Protective Apparatus: All relays, meters, power circuit breakers, synchronizers, and other control devices as shall be agreed to by the Parties in accordance with the requirements of Edison as necessary for proper and safe operation of the Generating Facility in parallel with Edison's electric system and/or the ISO Grid.

     2.19 Prudent Electrical Practices: Those practices, methods, and equipment, as changed from time to time, that are commonly used in prudent electrical engineering and operations to design and operate similar electric equipment lawfully and with safety, dependability, efficiency, and economy.

     2.20  [This section is intentionally left blank].

     2.21 Short-Run Avoided Costs or "SRAC": CPUC-approved costs, updated from time to time, which are the basis of Edison's published energy and capacity prices.

     2.22 Station Use: Energy used to operate the Generating Facility's auxiliary equipment. The auxiliary equipment includes, but is not limited to, forced and induced draft fans, cooling towers, boiler feed pumps, lubricating oil systems, plant lighting, fuel handling systems, control systems, and sump pumps.

     2.23  Effective Date:  June 23, 2005.

     2.24 IOU: A California investor-owned public utility corporation, e.g., Southern California Edison Company, San Diego Gas and Electric Company, or Pacific Gas and Electric Company.

     2.25 ISO: The California Independent System Operator Corporation, a state chartered, nonprofit, public benefit corporation that controls certain transmission facilities of all participating transmission owners and dispatches certain electric generation units and loads.

     2.26 ISO Grid: The system of transmission lines and associated facilities of the participating transmission owners that have been placed under the ISO's operational control.

     2.27 Project Manager: The entity designated in this Agreement responsible for operating and maintaining the Project with sole authority and agency to act on behalf of Seller in all matters relating to this Agreement. Enron Wind Systems, LLC shall act as Project Manager of this Agreement.

     2.27 Reformed Standard Offer No. 1, Reformed SO1 or RSO1: The standardized, unexecuted form of this Agreement offered pursuant to D.02-08-071, D.03-12-062 or D.04-01-050.

     2.28 Uniform Standard Offer No. 1, USO1, or SO1: The standardized Southern California Edison Company Uniform Standard Offer 1 - As-Available Capacity and Energy Power Purchase Agreement, approved by the CPUC on February 24, 1989.

3.   TERMINATION OF ORIGINAL CONTRACT, EFFECTIVE DATE AND
     TERMINATION OF AGREEMENT

     3.1 This Agreement shall be valid and binding upon the Parties on the date that it has been executed by both Parties.

     3.2 Unless terminated sooner, this Agreement shall terminate at 11:59 p.m. on the last day before the fifth anniversary of the Effective Date. Unless otherwise provided herein, any rights vested as of the termination of this Agreement shall survive the termination.

     3.3 This Agreement may be terminated sooner by Seller upon providing thirty (30) days prior written notice in accordance with Section 1.8.

4.   PROJECT FEE

     [This section intentionally left blank].

5.   PROJECT DEVELOPMENT MILESTONES

     Seller shall complete each Project Development Milestone as provided in this Section 5.

     5.1  Project Development Milestones

          (a)  The following events shall constitute Project Development
               Milestones:

               (1)  [This section intentionally left blank].

               (2)  Maintenance of Site Control (pursuant to Section 5.3).

               (3)  [This section intentionally left blank].

               (4)  [This section intentionally left blank].

               (5)  [This section intentionally left blank].

          (b) If Seller fails to complete each Project Development Milestone in the time and manner provided in Sections 5.2 through 5.6, Edison may terminate this Agreement upon thirty (30) days written notice.

     5.2  [This section intentionally left blank].

     5.3  Maintain Site Control

          (a) Seller warrants that it possessed Site Control of the site described in Section 1.1(c) as of the date Seller executed this Agreement and that Seller shall maintain continuous Site Control for the term of this Agreement.

          (b) Site Control: Site Control shall consist of one of the following, or other form of Site Control acceptable to Edison in its sole discretion:

               (1) Seller's ownership of the location of Seller's Generating Facility specified in Section 1.1(c);

               (2) Seller's leasehold interest or right of way grant in the location specified in Section 1.1(c), which leasehold interest shall specifically include the right to construct and operate the Generating Facility at such location;

               (3) Seller's exclusive and irrevocable contractual right to construct and operate the Generating Facility at the location specified in Section 1.1(c); or

               (4) Seller's exclusive and irrevocable option to obtain any of the rights described in Section 5.3(b)(1) through Section 5.3(b)(3) above. This alternative shall only constitute Site Control prior to the commencement of construction of Seller's Generating Facility.

          (c) Seller shall provide Edison with prompt notice of any change in the status of its Site Control. If, at any time, Edison has reason to believe that Seller has lost Site Control, Edison may request from Seller evidence that Seller continues to possess Site Control. If Seller fails to provide such evidence within thirty (30) calendar days after Seller receives Edison's request, the provisions of the last sentence of Section 5.3(d) shall apply.

          (d) Where the term of Seller's Site Control does not extend for the full term of this Agreement, Seller shall advise Edison of the date Site Control is scheduled to expire. Seller shall provide to Edison, no later than the date Seller's Site Control is scheduled to expire, evidence that Seller's Site Control has been renewed or extended. If Seller fails to provide such evidence, Edison shall notify Seller in writing that Seller is not in compliance with this Section 5.3(d). Unless Seller provides Edison with evidence that Site Control has been renewed or extended within thirty (30) calendar days after Edison's notification, the provisions of Section 5.1(b) shall apply.

          (e) This Agreement is project and site specific; however, Seller may with Edison's prior consent, be permitted to adjust the location of Seller's Generating Facility within the proximity of the site specified in Section 1.1(c) if necessary for project development.

     5.4  [This section intentionally left blank].

     5.5  [This section intentionally left blank].

     5.6  [This section intentionally left blank].

6.   GENERATING FACILITY

     The Generating Facility shall be owned by Seller. The Generating Facility shall be designed, constructed, operated, and maintained as follows:

     6.1  Design and Construction:

          (a)  Seller, at Seller's sole expense, shall:

               (1)  Design the Generating Facility;

               (2) Acquire all permits and other approvals necessary for the construction, operation, and maintenance of the Generating Facility; and

               (3) Complete all environmental impact studies necessary for the construction, operation, and maintenance of the Generating Facility.

          (b) Seller shall provide to Edison reasonable advance written notice of any changes in Seller's Generating Facility and provide to Edison specifications and design drawings of any such changes for Edison's review and approval.

          (c) The total installed capacity (net of Station Use) of Seller's Generating Facility shall not exceed the Nameplate Rating set forth in Section 1.1(b) of this Agreement.

     6.2  Construction:

          (a) Seller, at Seller's sole expense, shall construct the Generating Facility.

          (b) Edison shall have the right to review and consult with Seller regarding Seller's construction schedule.

          (c) Edison shall have the right to periodically inspect the Generating Facility upon advance notice to Seller. Seller, at its option, may be present at such inspection.

     6.3  Operation:

          (a) Seller shall operate the Generating Facility in accordance with Prudent Electrical Practices.

          (b) Seller shall operate the Generating Facility to generate such reactive power or provide individual power factor correction as necessary to maintain voltage levels and reactive power support for the Generating Facility as may be required by Edison in its sole discretion. Seller shall not deliver excess reactive power to Edison unless otherwise agreed upon between the Parties. If Seller fails to provide reactive power support, Edison may do so at Seller's expense.

          (c) The Generating Facility shall be operated with all of Seller's Protective Apparatus in service whenever the Generating Facility is connected to, or is operated in parallel with, the Edison electric system or the ISO Grid. Any deviation for brief periods of Emergency or maintenance shall only be by agreement of the Parties.

          (d) Seller shall maintain operating communications with either the Edison Designated Switching Center or the Edison Generation Operations Center, as requested by Edison. The Generation Operations Center can be reached at any time at 626-302-3285. The operating communications shall include, but not be limited to, system parallel operation or separation, scheduled and unscheduled outages, equipment clearances, protective relay operations, levels of operating voltage and reactive power, and daily capacity and generation reports. For coordination of switching and Edison grid operations, the Seller may be referred to the Switching Center designated in Section 1.9.

          (e) Seller shall keep a daily operations log for the Generating Facility which shall include information on availability, maintenance outages, circuit breaker trip operations requiring a manual reset, and any significant events related to the operation of the Generating Facility, including but not limited to: real and reactive power production; changes in operating status and protective apparatus operations; and any unusual conditions found during inspections. Changes in setting shall also be logged for Seller's generator(s) if it is "block-loaded" to a specific kW capacity.

          (f) Seller shall maintain complete daily operations records applicable to the Generating Facility, including but not limited to wind speeds and other pertinent meteorological conditions, fuel consumption, cogeneration fuel efficiency, maintenance performed, kilowatts, kilovars and kilowatt-hours generated and settings or adjustments of the generator control equipment and protective devices. Such information shall be available to Edison pursuant to Section 21.

          (g) If Seller's Generating Facility has a Nameplate Rating greater than one (1) and up to and including ten (10) megawatts, Edison may require Seller to report to the Designated Switching Center, twice a day at agreed upon times for the current day's operation, the hourly readings in kW of capacity delivered and the energy in kWh delivered since the last report.

          (h) If Seller's Generating Facility has a Nameplate Rating greater than ten (10) megawatts, Edison shall provide, at Seller's expense, telemetering equipment.

          (i) Edison may require Seller, at Seller's expense, to demonstrate to Edison's satisfaction the correct calibration and operation of Seller's Protective Apparatus at any time Edison has reason to believe that said Protective Apparatus may impair the Edison Electric System Integrity.

     6.4  Maintenance:

          (a) Seller shall maintain the Generating Facility in accordance with Prudent Electrical Practices.

          (b) With respect to the Generating Facility taken as a whole, Seller shall notify Edison in writing (1) by January 1, May 1, and September 1 of each year in which this Agreement is in effect, of the estimated scheduled maintenance and estimated daily energy and capacity deliveries for the following four months and (2) by September 1 of each year, of the estimated scheduled maintenance and estimated daily energy and capacity deliveries for the following calendar year.

          (c) With respect to the Generating Facility taken as a whole, Seller shall provide Edison written notice of actual outages, whether scheduled or forced, with as much notice as practicable. Seller shall notify Edison of scheduled outages with at least 24 hours notice in writing and in addition by use of Edison's automated telephone-based Interactive Voice Response System ("IVR") or by use of any other automated system which may replace IVR.

          (d) Seller shall promptly prepare and provide to Edison upon request all reports of actual or forecasted outages that Edison may reasonably require for the purpose of enabling Edison to comply with Section 761.3 of the California Public Utilities Code or any applicable law mandating the reporting by investor-owned utilities of expected or experienced outages by facilities under contract with such investor-owned utilities to supply electric energy.

     6.5  Project Manager:

          (a) If the identity of the Project Manager changes for any reason, Edison shall have the right to approve the new Project Manager. Such approval shall be withheld only if the assets, financial condition, or operating capability of the proposed replacement Project Manager gives Edison reasonable cause to doubt such entity's ability to adequately perform the duties of the Project Manager. To facilitate such approval, Edison may request Seller to furnish any material reasonably necessary for Edison to prudently approve a change in Project Manager. Any financing documents, partnership agreements, or management contracts which specify the Project Manager's role shall specifically provide for Edison's right of approval of any such Project Manager. Such change in Project Manager and the approval thereof by Edison shall not operate to reduce the rights and obligations of the project owners or sellers under this Agreement.

          (b) Seller represents and warrants that Project Manager has sole authority and agency to act on behalf of all owner(s) and seller(s) in all matters relating to this Agreement. Seller shall provide or cause the Project Manager to provide Edison with satisfactory evidence of such authority and agency including, but not be limited to, authenticated copies of any partnership agreements, fictitious business name statements, certificates of partnership, management agreements, and authenticated copies of any agreements appointing the Project Manager for purposes of this Agreement.

          (c) The failure by Seller to comply with the terms and conditions of this Section 6.5 shall constitute an event of default subject to

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


               cure by Seller within thirty (30) days after notice by Edison. During such cure period, Edison will have the obligations to purchase capacity and Energy. Thereafter, Edison's continuing obligations to purchase capacity and Energy shall be contingent upon compliance by Sellers with the terms and conditions of this
               Section 6.5.

7.   OPERATING OPTIONS

     7.1 Seller shall operate the Generating Facility in parallel with Edison's electric system pursuant to one of the following options as designated in Section 1.6:

            X        Operating Option I (Buy/Sell): Seller sells the entire
          -----
                     Generating Facility output to Edison with electrical service required from Edison.

          ______ Operating Option II (Surplus Sale): Seller sells Generating Facility output, less Station Use and any other use by Seller, to Edison.

     7.2  [This section intentionally left blank].

     7.3  [This section intentionally left blank].

     7.4  [This section intentionally left blank].

     7.5  [This section intentionally left blank].

     7.6 Seller agrees to use reasonable efforts and shall take no unreasonable action which would encumber, impair or diminish Seller's ability to deliver to Edison As-Available Capacity and the energy associated with that capacity. Seller acknowledges that it intends no use for the generation committed to Edison under this Agreement other than expressly set forth in Sections 1.6 and 1.10 of this Agreement.

8.   INTERCONNECTION FACILITIES

     8.1 Concurrent with the execution of this Agreement, the Parties shall execute an Interconnection Facilities Agreement, which shall terminate upon termination of this Agreement. The Interconnection Facilities Agreement shall provide for the ownership, construction, operation and maintenance of the Interconnection Facilities pursuant to Edison's Tariff Rule No. 21. The Interconnection Facilities Agreement is attached hereto and incorporated herein by this reference.

     8.2 The Interconnection Facilities for which Seller is responsible and the Point of Delivery shall be set forth either in equipment lists or by appropriate one-line diagrams which shall be attached to the agreement for Interconnection Facilities.

     8.3 Seller, at Seller's sole expense, shall acquire all permits and approvals and complete all environmental impact studies necessary for the design, construction, installation, operation, and maintenance of the Interconnection Facilities which Seller elects to install.

     8.4  [This section intentionally left blank].

     8.5 Seller shall provide written notice to Edison at least fourteen (14) calendar days prior to the initial and subsequent testing of Seller's Protective Apparatus. Seller's Protective Apparatus shall be tested thereafter at intervals not to exceed three (3) years using qualified personnel. Edison shall have the right to have a representative present at the initial and subsequent testing of Seller's Protective Apparatus and to receive copies of the test results. If Seller's interconnection to the Edison system includes Interconnection Facilities at voltage levels of 220 kV or greater, Seller's Protective Apparatus shall be tested at least every twelve (12) months using qualified personnel. Edison shall have the right to have representatives present at such tests and shall receive copies of the test results.

     8.6 Seller shall be allocated existing line capacity in accordance with Edison's Tariff Rule No. 21.

     8.7 Seller shall be solely responsible for the design, purchase, construction, operation, and maintenance of the Interconnection Facilities, owned by Seller, necessary to protect Edison's electric system, employees and customers from damage or injury arising out of or connected with the operation of the Generating Facility. Seller shall operate and maintain the Interconnection Facilities owned by Seller in accordance with Prudent Electrical Practices.

     8.8 Seller shall provide to Edison Seller's electrical specifications and design drawings pertaining to the Interconnection Facilities for Edison's review prior to finalizing design of the Interconnection Facilities and before beginning construction work based on such specification and drawings. Seller shall provide to Edison reasonable advance written notice of any changes in the Interconnection Facilities and provide to Edison specifications and design drawings of any such changes for Edison's review and approval. Edison may require modifications to such specifications and designs as it deems necessary to allow Edison to operate Edison's system in accordance with Prudent Electrical Practices.

     8.9 Seller shall pay for any changes in the Interconnection Facilities as may be reasonably required to meet the changing requirements of the Edison system in accordance with Edison's Tariff Rule No. 21.

     8.10 If Seller's interconnection to the Edison system includes Interconnection Facilities at voltage levels of 220 kV or greater, Edison may require Protective Apparatus owned by Seller to be maintained by Edison at Seller's expense.

     8.11 The Parties hereby agree that any agreement(s) for Interconnection Facilities and/or for distribution service utilized for purposes of making or facilitating electric power sales under this Agreement may not be relied upon to make or facilitate electric power sales in connection with any other electric power sales agreement, other than this Agreement, that may be entered into by Seller.

9.   REVIEW AND DISCLAIMER

     9.1 Review by Edison of the design, construction, operation, or maintenance of Seller's Generating Facility shall not constitute any representation as to the economic or technical feasibility, operational capability, or reliability of the Generating Facility. Seller shall in no way represent to any third party that any such review by Edison of such facilities including but not limited to any review of the design, construction, operation, or maintenance of such facilities by Edison is a representation by Edison as to the economic or technical feasibility, operational capability, or reliability of such facilities. Seller is solely responsible for economic and technical feasibility, operational capability, and reliability of Seller's Generating Facility.

     9.2  [This section intentionally left blank].

10.  REAL PROPERTY RIGHTS

     10.1 [This section intentionally left blank].

     10.2 [This section intentionally left blank].

     10.3 Edison shall have the right of ingress to and egress from the Generating Facility at all reasonable hours for any purposes reasonably connected with this Agreement or the exercise of any and all rights secured to Edison by law or its tariff schedules and rules on file with the CPUC.

     10.4 Edison shall have no obligation to Seller for any loss, liability, damage, claim, cost, charge, or expense due to Edison's inability to acquire a satisfactory right of way, easement or other real property interest necessary to Edison's performance of its obligations under this Agreement.

     10.5 [This section intentionally left blank].

     10.6 Nothing in this Section 10 shall be construed to require Edison to acquire land rights through condemnation or any other means for Seller either inside or outside of Edison's service territory unless Edison shall in its sole discretion elect to do so.

11.  METERING

     11.1 All meters and equipment used for the measurement of power for determining Edison's payments to Seller pursuant to this Agreement shall be provided, owned, and maintained by Edison at Seller's sole expense in accordance with Edison's Tariff Rule No. 21 attached hereto.

     11.2 All the meters and equipment used for measuring the power delivered to Edison shall be located on the side of the Interconnection Facilities transformer as selected by Seller in Section 1.7. If Seller chooses to have meters placed on the low-voltage side of the Interconnection Facilities transformer, a transformer loss compensation factor will be applied. At Seller's sole expense, manufacturer's certified test reports of transformer losses, in accordance with current national standards, will be provided and used to determine a transformer loss compensation factor, unless another method for determination of transformer losses has been mutually agreed upon to determine the actual measured value of losses.

     11.3 Pursuant to Edison's Tariff Rule No. 21, telemetering shall be required at Seller's expense if Seller's Generating Facility has a Nameplate Rating greater than ten (10) MW.

     11.4 Edison's meters shall be sealed and the seals shall be broken only when the meters are to be inspected, tested or adjusted by Edison. Seller shall be given reasonable notice of testing and, to the extent reasonably feasible, shall have the right to have a representative present on such occasions. Edison may inspect and test all meters upon their installation and annually thereafter. At Seller's request and expense, Edison shall inspect or test a meter more frequently in accordance with Edison's Tariff Rule No. 17.

     11.5 Edison shall repair, adjust or replace any metering equipment that Edison determines in its sole judgment to be inaccurate or defective, such that the metering accuracy of said equipment shall be within one
          (1) percent. If a meter fails to register or if the measurement made by a meter during a test varies by more than one (1) percent from the metering standard used in the test, an adjustment shall be made correcting all measurements made by the inaccurate meter for (A) the actual period during which inaccurate measurements were made, if the period can be determined, or if not (B) the period immediately preceding the test of the meter equal to one-half the time from the date of the last previous test of the meter, provided that the period covered by the correction shall not exceed six (6) months.

     11.6 Metering equipment determined by Edison to be inaccurate or defective shall be repaired, adjusted, or replaced by Edison such that the metering accuracy of said equipment shall be within two (2) percent.

     11.7 Seller must install and maintain equipment to collect, record and transmit data that Edison reasonably determines is necessary to develop and support a forecast model that meets the requirements of ISO EIRP 4. Seller may be required to telemeter various data relevant to forecasting energy to Edison, including appropriate operational data, meteorological data or other data reasonably necessary to forecast energy. The standards for communications shall be the monitoring and communications requirements for generating units providing only energy and supplemental energy; as such standards may be amended from time to time, and published on the ISO internet home page. Seller shall be responsible for all expenses and costs associated with engineering, installation, operation and maintenance of required collection and communication equipment.

     11.8 Meteorological Tower.

          11.18.1 The Generating Facility must install at least one meteorological tower at a project location that is representative of the microclimate within the Generating Facility boundary. The meteorological tower must rely on equipment typically used in the wind industry to continuously monitor weather conditions at a wind resource site. Data collected shall be consistent with requirements published on the ISO internet home page. Such data must be gathered and telemetered to Edison in accordance with ISO EIRP 3. If objective standards developed by the ISO indicate that the meteorological data may not be sufficiently representative of conditions affecting energy output or changes in energy output, then Edsion may require that additional meteorological equipment be temporarily installed at another location within the project boundary. The cost of such equipment, which may be temporarily installed, shall be the responsibility of Seller. If objective standards indicate that the data collected from such a temporary site contribute significantly to the development of an accurate and unbiased forecast, then Seller shall be responsible for installing and arranging for the telemetry of data from an additional permanent meteorological tower at such site. Relocation of the original meteorological tower to the new site will be allowed if Edison determines that a sufficiently accurate and unbiased forecast can be generated from a single relocated meteorological tower.

          11.18.2 The Parties acknowledge that under the Side Letter, attached hereto and incorporated herein as Appendix D, Edison has agreed to install additional meteorological equipment on Seller's meteorological tower. So long as Edison collects data gathered by use of Edison's meteorological equipment, Seller shall not be required to arrange for telemetry of data from the meteorological tower to Edison; provided that in the event Edison ceases collection of meteorological data, Seller shall become responsible for providing Edison with such data in accordance with Section 11.18.1.

12.  QUALIFYING FACILITY STATUS AND PERMITS

     12.1 Seller represents and warrants that, beginning on the Effective Date and continuing until the end of this Agreement, the Generating Facility shall meet the qualifying facility requirements established as of the Effective Date of this Agreement by the Federal Energy Regulatory Commission's rules (18 Code of Federal Regulations Section
          292) implementing the Public Utility Regulatory Policies Act of 1978 (16 U.S.C.A. Sections 796, et seq.). Edison may, at its sole discretion, terminate this Agreement in the event of a breach of the representation and warranty in this Section 12.1.

     12.2 Seller shall reimburse Edison for any loss of whatever kind which Edison incurs as a result of:

          (a) Seller's failure to obtain or maintain any necessary permit or approval, including completion of required environmental studies, necessary for the construction, operation, and maintenance of the Generating Facility.

          (b) Seller's failure to comply with necessary permits and approvals or with any applicable law.

          (c)  Seller's breach of that warranty in Section 12.1 above.

     12.3 If a loss of qualifying facility status occurs due to a change in the law governing qualifying facility status occasioned by regulatory, legislative, or judicial action, Seller shall compensate Edison for any economic detriment incurred by Edison should Seller choose not to make the changes necessary to continue its qualifying facility status.

13.  ENERGY PURCHASE

     13.1 Commencing upon the Effective Date, and subject to the terms and conditions of this Agreement, Seller shall sell and deliver, at the Point of Delivery, and Edison shall purchase and accept delivery of, at the Point of Delivery, energy produced by the Generating Facility, subject to Sections 1.6 and 7. Edison shall have no obligation under this Agreement to purchase energy produced by the Generating Facility prior to the Effective Date.

     13.2 Edison shall pay Seller for energy at prices equal to Edison's Short-Run Avoided Costs ("SRAC") for energy. Pursuant to Ordering Paragraph 4 of the Long Term 2004 Procurement Decision, the pricing terms of this Agreement may change if the CPUC subsequently modifies its policy on QF SRAC energy pricing methodology.

     13.3 Payment for energy shall be based on the time of delivery. The time periods currently in effect are shown in Appendix A. Time period definitions may change from time-to-time as determined by the CPUC.

     13.4 Edison has contracted to purchase the energy associated with the Generating Facility of the Nameplate Rating described in Section 1.1(b) of this Agreement. If Seller installs a Generating Facility with a Nameplate Rating greater than that specified in Section 1.1(b) of this Agreement, Edison shall not be required to accept or pay for energy associated with the incremental increase in Nameplate Rating under this Agreement.

     13.5 Energy payments made to Seller pursuant to this Agreement will be adjusted by an energy loss adjustment factor, as currently approved by the CPUC and as may be modified by the CPUC from time-to-time.

14.  CAPACITY PURCHASE

     14.1 Commencing upon the Effective Date, and subject to the terms and conditions of this Agreement, Seller shall sell and deliver, at the Point of Delivery, and Edison shall purchase and accept delivery of, at the Point of Delivery, As-Available Capacity produced by the Generating Facility, subject to Sections 1.6 and 7. Edison shall have no obligation under this Agreement to pay for capacity provided by the Generating Facility prior to the Effective Date.

     14.2 Edison shall pay Seller for As-Available Capacity at prices authorized from time to time by the CPUC and which are derived from Edison's avoided costs, as approved by the CPUC. Pursuant to Ordering Paragraph 4 of the Long Term 2004 Procurement Decision, the pricing terms of this Agreement may change if the CPUC subsequently modifies its policy on QF SRAC capacity pricing methodology.

     14.3 Payment for capacity shall be based on time of delivery. The time periods currently in effect are shown in Appendix A. Time period definitions may change from time to time as determined by the CPUC.

     14.4 Edison has contracted to purchase the As-Available Capacity associated with the Generating Facility of the Nameplate Rating described in
          Section 1.1(b) of this Agreement. If Seller installs a Generating Facility with a Nameplate Rating greater than that specified in
          Section 1.1(b) of this Agreement, Edison shall not be required to accept or pay for As-Available Capacity associated with the incremental increase in Nameplate Rating under this Agreement.

15.  CURTAILMENT

     15.1 Hydro Spill:

          (a) In anticipation of a period of hydro spill conditions, as defined by the CPUC, Edison may notify Seller that any purchases of energy from Seller during such period shall be at hydro savings prices quoted by Edison. If Seller delivers energy to Edison during any such period, Seller shall be paid hydro savings prices for those deliveries in lieu of prices which would otherwise be applicable. The hydro savings prices shall be calculated by Edison using the following formula:

               Hydro Savings Price = ((AQF - S)/AQF) x SRAC (>0)

               Where:
                     AQF          = energy for each time period, in kWh,
                                    projected to be available during hydro
                                    spill conditions from all qualifying
                                    facilities under agreements containing
                                    hydro savings price provisions;
                     S            = potential energy for each time period,
                                    in kWh, from Edison hydro facilities
                                    which will be spilled if all AQF is
                                    delivered to Edison; and

                     SRAC         = Short-Run Avoided Cost, as applicable for
                                    the month in question.

          (b) Edison shall give Seller notice of general periods when hydro spill conditions are anticipated, and shall give Seller as much advance notice as practical of any specific hydro spill period and the hydro savings price which will be applicable during such period.

     15.2 Negative Avoided Costs:

          Edison shall not be obligated to accept or pay for and may require Seller with a Generating Facility with a Nameplate Rating of one (1) megawatt or greater to interrupt or reduce deliveries of energy and As-Available Capacity during any period in which, due to operational circumstances, the acceptance of deliveries of power from Seller will result in Edison system costs greater than those which Edison would incur if it did not accept such deliveries, but instead generated an equivalent amount of energy itself; provided, however, that Edison may not require Seller to interrupt or reduce deliveries of, or refuse to pay for energy and As-Available Capacity solely because Edison's instantaneous avoided cost is lower than the applicable energy price to be paid Seller pursuant to this Agreement. As described in CPUC Decision No. 82-01-103 and Decision No. 82-04-071, and for illustrative purposes only, an example of such a period is a period when Edison would be forced to shut down baseload or intermediate load plants in order to accept deliveries from Seller and such baseload or intermediate load plants could not then be restarted and brought up to their rated output to meet the next day's peak load and Edison would be required to utilize costly or less efficient generation with faster start-up or make an expensive emergency purchase of capacity to meet the demand that could have been met by the baseload or intermediate load plants but for such purchases from Seller, even if such purchases from Seller were at a price of zero ($0). Whenever possible, Edison shall give Seller reasonable notice of the possibility that interruption or reduction of deliveries may be required.

     15.3 Before interrupting or reducing deliveries under Section 15.2, and before invoking hydro savings prices under Section 15.1, Edison shall take reasonable steps to make economy sales of surplus energy giving rise to the condition. If such economy sales are made while the surplus energy condition exists, Seller shall be paid at the economy sales price obtained by Edison in lieu of the otherwise applicable prices.

     15.4 If Seller is under Operating Option I and Seller elects not to sell energy to Edison at the hydro savings price pursuant to Section 15.1 or when Edison curtails deliveries of energy pursuant to Section 15.2, Seller shall not use such energy to meet its electrical needs but shall continue to purchase all its electrical needs from Edison. If Seller is under Operating Option II, Sections 15.1 or 15.2 shall only apply to the excess Generating Facility output being delivered to

          Edison, and Seller can continue use of that generation it has retained for Station Use and any other use by Seller.

16.  INTERRUPTION OF DELIVERIES

     16.1 Consistent with ISO protocols for congestion management, Edison shall not be obligated to accept or pay for deliveries of energy and capacity that have been interrupted or reduced for any of the reasons set forth in this paragraph 16.1. Edison may require Seller to interrupt or reduce deliveries of capacity and energy (a) when necessary in order to construct, install, maintain, repair, replace, remove, investigate, or inspect any of its equipment or any part of its system; or (b) if it determines that interruption or reduction is necessary because of an Emergency, Forced Outage, Force Majeure, compliance with Prudent Electrical Practices; or (c) when necessary due to congestion, voltage instability or other instability conditions occurring on Edison's transmission and or distribution system or the ISO system or other systems to which Edison is directly or indirectly connected; provided that Edison shall not interrupt deliveries pursuant to this Section solely in order to take advantage, or make purchases, of less expensive energy elsewhere.

     16.2 Notwithstanding any other provisions of this Agreement, if at any time Edison determines that (a) continued parallel operation of the Generating Facility may endanger Edison personnel or other persons;
          (b) continued parallel operation of the Generating Facility may endanger the Edison Electric System Integrity, or the integrity of the ISO Grid, or any other system to which Edison may be directly or indirectly connected; or (c) Seller's Protective Apparatus is not fully in service, Edison shall have the right to disconnect the Generating Facility from Edison's system and/or the ISO Grid. The Generating Facility shall remain disconnected until such time as Edison is satisfied that the condition(s) referenced in this Section 16 have been corrected.

     16.3 Whenever possible, Edison shall give Seller reasonable notice of the possibility that interruption or reduction of deliveries may be required.

17.  PAYMENT AND BILLING

     17.1 Edison shall mail to Seller not later than thirty (30) calendar days after the end of each monthly billing period (a) a statement showing the energy and capacity delivered to Edison during on-peak, mid-peak, off-peak, and super-off-peak periods during the monthly billing period, (b) Edison's computation of the amount due Seller, and (c) Edison's check in payment of said amount.

     17.2 Edison reserves the right to provide Seller's statement concurrently with any bill to Seller for electric service provided by Edison to Seller at the location specified in Section 1.1(c) or any bill to Seller for any charges under this Agreement owing and unpaid by Seller and to apply the value of Edison's purchase of energy and capacity toward such bill(s). Seller shall pay any amount owing for electric service provided by Edison to Seller in accordance with applicable tariff schedules. Nothing in this Section 17.2 shall limit Edison's rights under applicable tariff schedules.

     17.3 In the event adjustments to payments are required as a result of inaccurate meters, Edison shall use the corrected measurements described in Section 11.5 to re-compute the amount due from Edison to Seller for the capacity and energy delivered under this Agreement during the period of inaccuracy. Any refund due and payable to Edison resulting from inaccurate metering shall be made within thirty (30) calendar days of written notification to Seller by Edison of the amount due. Any additional payment to Seller resulting from inaccurate metering shall be made within thirty (30) calendar days of Edison's recomputation of the amount due from Edison to Seller.

     17.4 Monthly charges associated with Interconnection Facilities shall be billed pursuant to the Interconnection Facilities Agreement and applicable tariffs.

18.  INDEMNITY AND LIABILITY

     18.1 Each Party as indemnitor shall defend, save harmless and indemnify the other Party and the directors, officers, employees, and agents of such Party against and from any and all loss, liability, damage, claim, cost, charge, demand, or expense (including any direct, indirect, or consequential loss, liability, damage, claim, cost, charge, demand, or expense, including attorneys' fees) for injury or death to persons, including employees of either Party, and damage to property including property of either Party arising out of or in connection with (a) the engineering, design, construction, maintenance, repair, operation, supervision, inspection, testing, protection or ownership of, or (b) the making of replacements, additions, betterments to, or reconstruction of, the indemnitor's facilities; provided, however, Seller's duty to indemnify Edison hereunder shall not extend to loss, liability, damage, claim, cost, charge, demand, or expense resulting from interruptions in electrical service to Edison's customers other than Seller or electric customers of Seller. This indemnity shall apply notwithstanding the active or passive negligence of the indemnitee. However, neither Party shall be indemnified hereunder for its loss, liability, damage, claim, cost, charge, demand or expense resulting from its sole negligence or willful misconduct.

     18.2 Notwithstanding the indemnity of Section 18.1 and except for a Party's willful misconduct or sole negligence, each Party shall be responsible for damage to its facilities resulting from electrical disturbances or faults.

     18.3 Seller releases and shall defend, save harmless and indemnify Edison from any and all loss, liability, damage, claim, cost, charge, demand or expense arising out of or in connection with any representation made by Seller inconsistent with Section 9.1.

     18.4 The provisions of this Section 18 shall not be construed to relieve any insurer of its obligations to pay any insurance claims in accordance with the provisions of any valid insurance policy.

     18.5 Except as otherwise provided in Section 18.1, neither Party shall be liable to the other Party for consequential damages incurred by that Party.

     18.6 If Seller fails to comply with the provisions of Section 19, Seller shall, at its own cost, defend, save harmless and indemnify Edison, its directors, officers, employees, and agents, assignees, and successors in interest from and against any and all loss, liability, damage, claim, cost, charge, demand, or expense of any kind or nature (including any direct, indirect, or consequential loss, damage, claim, cost, charge, demand, or expense, including attorneys' fees and other costs of litigation), resulting from injury or death to any person or damage to any property, including the personnel or property of Edison, to the extent that Edison would have been protected had Seller complied with all of the provisions of Section 19. The inclusion of this Section 18.6 is not intended to create any express or implied right in Seller to elect not to provide the insurance required under
          Section 19.

19.  INSURANCE

     19.1 In connection with the Generating Facility, associated land, land rights, and interests in land, and with Seller's performance of and obligations under this Agreement, Seller shall maintain, during the term of this Agreement, General Liability Insurance with a combined single limit of not less than: (a) one million dollars ($1,000,000) for each occurrence if the Generating Facility is over one hundred
          (100) kW; (b) five hundred thousand dollars ($500,000) for each occurrence if the Generating Facility is over twenty (20) kW and less than or equal to one hundred (100) kW; and (c) one hundred thousand dollars ($100,000) for each occurrence if the Generating Facility is twenty (20) kW or less. Such General Liability Insurance shall include coverage for Premises-Operations, Owners and Contractors Protective, Products/Completed Operations Hazard, Explosion, Collapse, Underground, Contractual Liability, and Broad Form Property Damage including Completed Operations.

     19.2 The General Liability Insurance required in Section 19.1 shall, by endorsement to the policy or policies, (a) include Edison as an additional insured; (b) contain a severability of interest clause or cross-liability clause; (c) provide that Edison shall not by reason of its inclusion as an additional insured incur liability to the insurance carrier for payment of premium for such insurance; and (d) provide for thirty (30) calendar days written notice to Edison prior to cancellation, termination, alteration, or material change of such insurance.

     19.3 If the requirement of Section 19.2(a) prevents Seller from obtaining the insurance required in Section 19.1, then upon written notification by Seller to Edison, Section 19.2(a) shall be waived.

     19.4 Evidence of the insurance required in Section 19.1 shall state that coverage provided is primary and is not in excess to or contributing with any insurance or self-insurance maintained by Edison.

     19.5 Edison shall have the right to inspect or obtain a copy of the original policy or policies of insurance.

     19.6 Seller shall furnish the required certificates and endorsements to Edison within five (5) days of the Effective Date.

     19.7 A Seller who is a self-insured governmental agency with an established record of self-insurance may comply with the following in lieu of Sections 19.1 through 19.6:

          (a) Seller shall provide to Edison within five (5) days of the Effective Date evidence of an acceptable plan to self-insure to a level of coverage equivalent to that required under Section 19.1.

          (b) If Seller ceases to self-insure to the level required hereunder, or if the Seller is unable to provide continuing evidence of Seller's ability to self-insure, Seller shall immediately obtain the coverage required under Section 19.1.

     19.8 All insurance certificates, statements of self insurance, endorsements, cancellations, terminations, alterations, and material changes of such insurance shall be issued and submitted to the following:

                 Southern California Edison Company Attention:
                 Manager, QF Contracts
                 P.O. Box 800 Rosemead, CA 91770

20.  FORCE MAJEURE

     20.1 If either Party because of Force Majeure is unable to perform its obligations under this Agreement, that Party shall be excused from whatever performance is affected by the Force Majeure to the extent so affected, except as to obligations to pay money, provided that:

          (a) The non-performing Party, within two (2) weeks after the commencement of the Force Majeure, gives the other Party written notice describing the particulars of the occurrence.

          (b) The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure.

          (c) The non-performing Party uses its best efforts to remedy its inability to perform.

     20.2 When the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect.

     20.3 This Section 20 shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to its interest. It is understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be at the sole discretion of the Party having the difficulty.

     20.4 In the event a Party is unable to perform due to legislative, judicial, or regulatory agency action, this Agreement shall be renegotiated to comply with the legal change which caused the non-performance.

     20.5 This Section 20 shall not require Edison to pay for energy or capacity not actually delivered. Seller shall have no right to receive payment for energy and capacity which is not actually delivered to the Point of Delivery, irrespective of whether the nondelivery is caused in whole or in part by a Force Majeure.

21.  REVIEW OF RECORDS AND DATA

     Edison shall, after giving written notice to Seller, have the right to review and obtain copies of metering records and operations and maintenance logs of the Generating Facility.

22.  ASSIGNMENT

     Neither Party shall voluntarily assign its rights nor delegate its duties under this Agreement without the written consent of the other Party, except in connection with the sale or merger of all or a substantial portion of its properties. Any such assignment or delegation made without such written consent shall be null and void. Consent for assignment shall not be withheld unreasonably.

23.  ABANDONMENT

     [This section intentionally left blank].

24.  NON-DEDICATION

     No undertaking by one Party to the other under any provision of this Agreement shall constitute the dedication of that Party's system or any portion thereof to the other Party or to the public or affect the status of Edison as an independent public utility corporation or Seller as an independent individual or entity and not a public utility.

25.  NON-WAIVER

     None of the provisions of this Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of any Party at any time or times to enforce any right or obligation with respect to any matter arising in connection with this Agreement shall not constitute a waiver as to future enforcement of that right or obligation or any right or obligation of this Agreement.

26.  SECTION HEADINGS

     Section headings appearing in this Agreement are inserted for convenience only and shall not be construed as interpretations of text.

27.  GOVERNING LAW

     This Agreement shall be interpreted, governed, and construed under the laws of the State of California as if executed and to be performed wholly within the State of California.

28.  AMENDMENT, MODIFICATION OR WAIVER

     Any amendments or modifications to this Agreement shall be in writing and agreed to by both Parties.

29.  SEVERAL OBLIGATIONS

     Except where specifically stated in this Agreement to be otherwise, the duties, obligations, and liabilities of the Parties are intended to be several and not joint or collective. Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to either Party. Each Party shall be liable individually and severally for its own obligations under this Agreement.


                 [Remainder of page left blank intentionally.]

30.  SIGNATURES

     IN WITNESS WHEREOF, the Parties hereto have caused two originals of this Agreement to be executed by their duly authorized representatives. This Agreement shall be deemed effective as of the Effective Date.


     SOUTHERN CALIFORNIA EDISON
     COMPANY, a California corporation

     By:
              /s/ Kevin M. Payne
              -------------------

     Name:
              Kevin Payne
              -------------------

     Title:
              Director, QF Resources
              ----------------------

     Date:
              6-23-05
              ----------------------

     PAMC MANAGEMENT CORPORATION,
     a Colorado corporation

     By:
              /s/ Robert Keeley
              ----------------------

     Name:
              Robert Keeley
              ----------------------

     Title:
              President
              ----------------------

     Date:
              June 23, 2005
              ----------------------

                                   Appendix A

                            Time Of Delivery Periods



---------------------------------------------------------------------------------------------------------------------

                    Time of Delivery Periods ("TOD Periods")
                    ---------------------------------------

---------------------------------------------------------------------------------------------------------------------
------------------------- --------------------------- -------------------------- ------------------------------------
       TOD Period                   Summer                     Winter                      Applicable Days
                               Jun 1st - Sep 30th        Oct 1st - May 31st
------------------------- --------------------------- -------------------------- ------------------------------------
------------------------- --------------------------- -------------------------- ------------------------------------
       On-Peak             Noon - 6: 00 p.m.           Not Applicable.            Weekdays except Holidays.
------------------------- --------------------------- -------------------------- ------------------------------------
------------------------- --------------------------- -------------------------- ------------------------------------
       Mid-Peak            8: 00 a.m. - Noon           8: 00 a.m. - 9: 00 p.m.    Weekdays except Holidays.
------------------------- --------------------------- -------------------------- ------------------------------------
------------------------- --------------------------- -------------------------- ------------------------------------
                           6: 00 p.m. - 11: 00 p.m.                               Weekdays except Holidays.
------------------------- --------------------------- -------------------------- ------------------------------------
------------------------- --------------------------- -------------------------- ------------------------------------
       Off-Peak            11: 00 p.m. - 8: 00 a.m.    6: 00 a.m. - 8: 00 a.m.    Weekdays except Holidays.
------------------------- --------------------------- -------------------------- ------------------------------------
------------------------- --------------------------- -------------------------- ------------------------------------
                                                       9: 00 p.m. - Midnight      Weekdays except Holidays.
------------------------- --------------------------- -------------------------- ------------------------------------
------------------------- --------------------------- -------------------------- ------------------------------------
                           Midnight - Midnight         6: 00 a.m. - Midnight      Weekends and Holidays.
------------------------- --------------------------- -------------------------- ------------------------------------
------------------------- --------------------------- -------------------------- ------------------------------------
       Super-Off-Peak      Not Applicable.             Midnight - 6: 00 a.m.      Weekdays, Weekends & Holidays.
------------------------- --------------------------- -------------------------- ------------------------------------

"Holiday" is defined as either New Year's Day, Presidents' Day, Memorial Day,
Independence Day, Labor Day, Veterans Day, Thanksgiving Day, or Christmas Day.
When any Holiday falls on a Sunday, the following Monday will be recognized as a Holiday. No change will be made for Holidays falling on Saturday.


                                   Appendix B

            Southern California Edison Company's Tariff Rule No. 21


                                (to be inserted)

                                   Appendix C

                      Interconnection Facilities Agreement


                                (to be inserted)

                                   Appendix D

                        Meteorological Tower Side Letter


                                (to be inserted)